Exhibit 99.1

Bitdeer and Blue Safari Complete Business Combination

- Bitdeer to Debut on Nasdaq on April 14, 2023

- Bitdeer Shares to Trade Under Ticker “BTDR”

SINGAPORE April 13, 2023 (GLOBE NEWSWIRE) -- Bitdeer Technologies Group (“Bitdeer”), a world-leading technology company for the cryptocurrency mining community, and Blue Safari Group Acquisition Corp. (NASQAQ: BSGA) (“Blue Safari”), a special purpose acquisition company, today announced the completion of their previously announced business combination (the “Business Combination”). Bitdeer’s Class A ordinary shares will commence trading on the Nasdaq under the ticker symbol “BTDR” on April 14, 2023.

Linghui Kong, Chief Executive Officer of Bitdeer, commented, “The completion of our business combination with Blue Safari is the start of a new era for Bitdeer. I would like to thank our team and Blue Safari for their focus, diligence, and commitment that has brought us to this milestone in our development. Looking ahead, we are delighted to be able to continue to grow our business and further contribute to the crypto economy as a Nasdaq-listed company.”

Naphat Sirimongkolkasem, Chief Financial Officer and Director of Blue Safari, commented, “The business combination represents a significant milestone for the crypto mining community, and we are honored to partner with a leading player in this market. We have great admiration for Chairman Jihan Wu and CEO Linghui Kong, who are visionary leaders in this space. We are privileged to partner with Bitdeer, and we are optimistic about the opportunities and possibilities that lie ahead.”

Advisors

Cooley LLP and Travers Thorp Alberga served as legal counsel to Bitdeer. Davis Polk & Wardwell LLP, Haiwen & Partners, Shook Lin & Bok LLP and Ogier served as the legal counsel to Blue Safari. Royson Valuation Advisory Limited served as valuation advisor and IJW & Co., Ltd. provided a fairness opinion to the Board of Directors and Officers of Blue Safari. Brigoal Consulting Limited served as transaction service advisor to Blue Safari.

About Bitdeer Technologies Group

Bitdeer is a world-leading technology company for the cryptocurrency mining community headquartered in Singapore. Bitdeer has committed to providing comprehensive digital asset mining solutions for its customers. Bitdeer handles complex processes involved in mining such as miner procurement, transport logistics, mining datacenter design and construction, mining machine management and daily operations. Bitdeer has mining datacenters deployed in the United States and Norway. To learn more, visit www.bitdeer.com.

About Blue Safari Group Acquisition Corp.

Blue Safari Group Acquisition Corp. is a blank check company sponsored by BSG First Euro Investment Corp., a British Virgin Islands company, and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding the estimated implied equity value of Bitdeer, Blue Safari’s and Bitdeer’s ability to consummate the Business Combination, and expectations related to the terms and timing of the Business Combination, as applicable. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of Blue Safari’s and Bitdeer’s management and are not predictions of actual performance.

These forward-looking statements are provided for illustrative purposes only and are not intended to serve, and must not be relied on by any investor, as a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of Blue Safari and Bitdeer. These forward-looking statements are subject to a number of risks and uncertainties, including failure to realize the anticipated benefits of the Business Combination; Bitdeer’s ability to execute on its business model, potential business expansion opportunities and growth strategies, retain and expand customers’ use of its services and attract new customers, and source and maintain talent; risks relating to Bitdeer’s sources of cash and cash resources; risks relating to the blockchain and frontier technology infrastructure sectors, including the unregulated nature of the cryptocurrency space and potential future regulations, volatility of the price of digital assets, changes in the award structure for solving digital assets and limited availability of electric power resources; risks relating to Bitdeer’s vulnerability to security breaches; risks relating to Bitdeer’s ability to manage future growth; the effects of competition on Bitdeer’s future business; the ability of Bitdeer to issue equity or equity-linked securities in the future; the outcome of any potential litigation, government and regulatory proceedings, investigations and inquiries involving the parties to the Business Combination; the impact of the COVID-19 pandemic on Bitdeer’s business and the global economy; and those factors discussed in Bitdeer’s registration statement on Form F-4 (including the proxy statement/prospectus therein)under the heading “Risk Factors,” Blue Safari’s final prospectus related to its initial public offering dated June 10, 2021, under the heading “Risk Factors,” in Blue Safari's Annual Report on Form 10-K for the fiscal year ended December 31, 2022 under the heading “Risk Factors” filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 6, 2023 and other documents filed, or to be filed, by Bitdeer or Blue Safari from time to time with the SEC. If any of these risks materializes or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that neither Blue Safari nor Bitdeer presently knows or that Blue Safari and Bitdeer currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect Blue Safari’s and Bitdeer’s expectations, plans or forecasts of future events and views as of the date of this press release. Blue Safari and Bitdeer anticipate that subsequent events and developments will cause Blue Safari’s and Bitdeer’s assessments to change. However, while Blue Safari and Bitdeer may elect to update these forward-looking statements at some point in the future, Blue Safari and Bitdeer specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing Blue Safari's or Bitdeer's assessments as of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Contacts

Investor Relations

Robin Yang, Partner
ICR, LLC
Email: Bitdeer.ir@icrinc.com

Phone: +1 (212) 537-5825

Public Relations

Brad Burgess, SVP
ICR, LLC
Email: Bitdeer.pr@icrinc.com
Phone: +1 (212) 537-4056

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